Exhibit 16

July 10, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Akrion, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 304 of Regulation S-K, as part of the Form S-1 of Akrion, Inc. We agree with the statements concerning our Firm in such Form S-1.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP